EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-143275 on Form S-8 of our reports relating to the (1) consolidated financial statements of Ocwen Financial Corporation and subsidiaries (the “Company”) dated February 22, 2017 (May 15, 2017 as to the effects of the restatement discussed in Note 26), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 26, and (2) effectiveness of the Company's internal control over financial reporting dated February 22, 2017 (May 15, 2017 as to the effects of the material weakness identified in Management's Report on Internal Control over Financial Reporting (As Amended)), which expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Ocwen Financial Corporation for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

New York, New York
May 24, 2017